Exhibit 99.1
Filed by First Merchants Corporation pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Community Bancshares, Inc.Commission Securities Exchange Act File No: 000-17071
N / E / W / S R / E / L / E / A / S / E

July 22, 2014

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, IN & Community Bancshares, Noblesville, IN

First Merchants Corporation and Community Bancshares, Inc. Announce the Signing of a Definitive Merger Agreement
First Merchants Corporation (NASDAQ: FRME) and Community Bancshares, Inc. today announced they have executed a definitive agreement whereby Community Bancshares will merge with and into First Merchants, and its wholly-owned bank subsidiary, Community Bank, will merge with and into First Merchants Bank, N.A.
The merger agreement provides that shareholders of Community Bancshares will have the right to exchange each Community Bancshares common share held for either or a combination of (i) 4.0926 shares of First Merchants’ common stock, or (ii) $85.94 in cash. In the event that the total amount of cash elections exceeds $15 million, proration will occur to limit the cash paid to $15 million. Based on the closing price of First Merchants’ common stock on July 21, 2014 of $20.38 the transaction value is approximately $46.3 million.

The transaction is expected to be completed in the first quarter of 2015, subject to the approval of Community Bancshares shareholders, regulatory approvals, and other customary closing conditions. The combined financial institutions, which will do business as First Merchants Bank, expect to complete the integration during the second quarter of 2015.

Based upon current financials, First Merchants and Community Bancshares will have combined assets of $5.7 billion and will remain the second largest financial holding company headquartered in Indiana. The combined company will have 107 banking offices in twenty-six Indiana counties, as well as two counties in both Ohio and Illinois.

Michael C. Rechin, President and Chief Executive Officer of First Merchants, said, “Like First Merchants, Community Bank has a deep-rooted commitment to community banking and we are excited for it to become the newest member of the First Merchants family. The addition of Community Bank supports our goal of becoming a more efficient, higher performing company. The Community Bank franchise will add seven locations to our six banking centers in Hamilton County, the fastest growing Indiana market. In addition, the Community Bank partnership will add two new communities in Madison County that we currently don’t serve: Summitville and Alexandria. We believe our partnership will provide our business and consumer customers with a broader range of services, greater access and expanded product offerings, while maintaining our legacy of local community banking. From Community Bank’s beginning in 1991, Chuck Crow and his management team have played a pivotal role serving Hamilton and Madison County commercial and consumer clients.”

“We expect this combination to be mutually beneficial to First Merchants and Community Bancshares shareholders. We anticipate earnings per share accretion in the first full year of combination and beyond through identified operating efficiencies of approximately 40 percent, resulting in a tangible book value earnback of less than four years,” Rechin added.

Charles L. Crow, Community’s Chief Executive Officer, Larry W. Riggs, President, and Russell W. Freed, Executive Vice President will join the First Merchants management team working to seamlessly assimilate the two companies’ partnership. Mr. Crow stated, “We are excited about the opportunity to become part of the First Merchants family, and believe this partnership will be good for our clients, shareholders, staff and communities. Since our inception 23 years ago, our executive management team has been driven to be the ‘community bank’ of choice in our marketplace. We look forward to taking advantage of new product capabilities of First Merchants and continuing to build momentum with our clients. The core values of both companies share a commitment to local decision making, personal service, long-term relationships and community involvement.”

First Merchants expects the acquisition to be accretive during the first full year with a tangible book value earnback of less than four years. Cost savings are expected to total 40 percent, including potential banking center consolidations. The credit and OREO marks total $13.2 million, or 8 percent.

First Merchants’ legal advisor was Bingham Greenebaum Doll LLP.

SunTrust Robinson Humphrey, Inc. rendered a fairness opinion to the Community Bancshares’ board of directors in this transaction and Krieg DeVault LLP served as legal advisor to Community Bancshares.

CONFERENCE CALL

First Merchants Corporation will conduct its Second Quarter 2014 Earnings conference call and web cast to discuss its Second Quarter Earnings and the pending acquisition of Community Bancshares, Inc. at 2:30 p.m. (ET) on Thursday, July 24, 2014.

To participate, dial (Toll Free) 877-507-0578 and reference First Merchants Corporation’s second quarter earnings release. International callers please call +1 412-317-1073. To access a replay of the call, US participants should dial (Toll Free) 877-344-7529 or for International participants, dial +1 412-317-0088. The replay passcode is 10048248.

In order to view the web cast and presentation slides, please go to http://services.choruscall.com/links/frme140724.html during the time of the call. A replay of the call will be available until July 24, 2015.

ADDITIONAL INFORMATION

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. The proposed merger will be submitted to Community Bancshares’ shareholders for their consideration. In connection with the proposed merger, First Merchants will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement for Community Bancshares and a Prospectus of First Merchants, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION. Once filed, you may obtain a free copy of the Proxy Statement/Prospectus, when it becomes available, as well as other filings containing information about First Merchants at the SEC’s Web Site (http://www.sec.gov). You may also obtain these documents, free of charge, by accessing First Merchants’ Web site (http://www.firstmerchants.com) under the tab “Investors,” then under the heading “Financial Information,” and finally under the link “SEC Filings.”

Community Bancshares and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Community Bancshares in connection with the proposed Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

FORWARD-LOOKING STATEMENTS

This press release and the related conference call contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and Community Bancshares, Inc. (“Community Bancshares”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the First Merchants and Community Bancshares will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the First Merchants’ business; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission. Neither First Merchants nor Community Bancshares undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ and Community Bancshares’ past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

First Merchants Corporation

David Ortega, First Vice President/Director of Investor Relations, 765-378-8937

or

Community Bancshares, Inc.

Charles L. Crow, Chairman and Chief Executive Officer, 317-773-0800

Source: First Merchants Corporation and Community Bancshares, Inc.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A. First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.